Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of our report dated March 3, 2006 (except for Note 13, as to which the date is September 15, 2006, and Note 14, as to which is the date March 12 2007), with respect to the consolidated financial statements and schedule of FTI Consulting, Inc., as of December 31, 2005 and for each of the two years in the period ended December 31, 2005 included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

Name	Registration Number	Date Filed
Registration Statements on Form S-8
Employee Stock Purchase Plan	333-30173	June 2, 1997
1997 Stock Option Plan	333-30357	June 30, 1997
1997 Stock Option Plan, as Amended	333-32160	March 10, 2000
1997 Stock Option Plan, as Amended and Employee Stock Purchase Plan, as Amended	333-64050	June 28, 2001
1997 Stock Option Plan, as Amended and Employee Stock Purchase Plan, as Amended	333-92384	July 15, 2003
Employee Stock Purchase Plan, as Amended	333-105741	May 30, 2003
Employee Stock Purchase Plan, as Amended	333-115786	May 24, 2004
2004 Long-Term Incentive Plan	333-115787	May 24, 2004
Employee Stock Purchase Plan, as Amended	333-125104	May 20, 2005
2006 Global Long-Term Incentive Plan	333-134789	June 6, 2006
2007 Employee Stock Purchase Plan	333-134793	June 6, 2006
Deferred Compensation Plan for Key Employees and Non-Employee Directors	333-134790	June 6, 2006

Registration Statement on Form S-3

$150.0 million in principal amount of 3  3/4% Convertible Senior Subordinated Notes due July 15, 2012 and 4,799,700 shares of common stock representing the number of shares of common stock that may be initially issuable upon conversion of the registered notes

	333-129715	November 15, 2005

/s/ Ernst & Young LLP

Baltimore, Maryland

March 12, 2007